Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandgroup.com

FOR IMMEDIATE RELEASE

Contact:	Darryl Cater, Inland Communications, Inc.
(630) 218-8000 Ext. 2887 or cater@inlandgroup.com

Blair Klein, SBC Communications
(847) 248-4430

INLAND AFFLILIATE BUYS $338 MILLION SBC CENTER IN SALE-LEASEBACK

Oak Brook, Ill., Nov. 16, 2005 – SBC Communications, Inc. and a venture affiliated with Inland American Real Estate Trust, Inc. announced today that they have closed on a purchase agreement for the approximately 152-acre SBC Center property in Hoffman Estates, Ill., which allows SBC companies to continue to occupy the complex for up to 40 years.

The real estate, which has been sold for $338 million, includes more than 1.69 million gross square feet of office space. The purchase price is approximately $200 per square foot for the three-building campus.

As part of the agreement, SBC Services Inc. has entered into a long-term lease agreement that allows the employees of member companies of SBC Communications Inc. to remain in the complex for up to 40 years.

“This is the largest single purchase we have closed on in the more than 35 years that we’ve been buying properties for the Inland companies,” said Joe Cosenza, president of Inland Real Estate Acquisitions, Inc., who negotiated the transaction. “SBC is a Fortune 50 company with an S&P A rating, and we know we’ll be as happy with them in the role of tenant as we are with their technology services.”

Charles Benvenuto provided legal representation for Inland Real Estate Acquisitions, Inc. in the negotiations.

“This sale is a win-win for SBC Communications and for Hoffman Estates,” said Joe Buckman, SBC director of corporate real estate transactions.  “Our company realizes the cash value of these assets while keeping our large and strategic presence in Hoffman Estates on a long-term basis.  This is good for our employees, our local community and our shareholders.”

Randall Hayes of Pendelmar Ltd. originally referred Inland Real Estate Acquisitions, Inc. to the property.

Inland American Real Estate Trust, Inc., is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Companies sponsored by affiliates of The Inland Real Estate Group of Companies rank collectively as the fifth-largest shopping center owner in North America, according to Shopping Centers Today (November, 2004).  With the purchase of this property, Inland-sponsored companies have completed more than 210 individual property closings for a total of more than $4.4 billion in 2005. That kind of buying volume has made Inland-sponsored companies collectively the third-fastest acquirer of retail property in the United States, according to Chain Store Age (May 2005). Inland-sponsored companies have more than 100 million square feet under management and managed assets in excess of $13 billion. The Inland Real Estate Group of Companies, Inc. is headquartered in Oak Brook, Ill.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves more than 51 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services. SBC companies also offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland American’s prospectus, dated Aug. 31, 2005 as supplemented or amended from time to time, and its other SEC filings. Inland American Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

###